CONSULTING SERVICES AGREEMENT

This Agreement is made this 9th day of May 2024, by and between Arvana Inc., (“Company”), a corporation organized and existing under the laws of Nevada and Bondock, LLC, a Nevada limited liability company (“Consultant”).

WHEREAS, the Company is a publicly traded corporation on OTC Markets Link – SEC Reporting Pink Sheets that desires to expand its business into the real estate sector;

WHEREAS, the Consultant is active in the real estate industry, having developed a business model designed to establish unique entertainment venues for specialty entertainment providers within otherwise vacant malls and outlet locations;

WHEREAS, the Consultant will play a crucial role in the successful establishment and operation of unique entertainment venues in underutilized spaces; and

WHEREAS, the Consultant is the Company’s controlling stockholder.

NOW, THEREFORE, the Company and the Consultant hereby agree as follows:

1. Services

(a) Subject to the terms and conditions of this Agreement, the Company hereby retains Consultant to perform the consulting services detailed in Exhibit A to this Agreement and made a part hereof (hereafter referred to as the “Services”), as said Exhibit may be amended in writing from time to time, and Consultant agrees, subject to the terms and conditions of this Agreement, to render such Services over the term of this Agreement. Such Services shall be limited to operational expertise and support in daily operations, identification of suitable real estate, negotiation of purchase terms to secure suitable real estate, corporate branding the real estate model, the solicitation of tenants for Company real estate, and the provision of general sales support. Consultant will coordinate all such operational activities with management.

(b) Consultant shall render the Services at such times and places as shall be mutually agreed by Company and Consultant. Consultant’s commitment hereunder does not prohibit its members, and/or employees from participating in or working on other ventures in the real estate business simultaneously. Nevertheless, Consultant shall not work on any other ventures intended to repurpose vacant real estate into distinctive entertainment venues.

(b) The Consultant expressly understands that its role pursuant to this Agreement is to provide advice and expertise on matters which pertain to the Company’s real estate operations and those of its subsidiaries.  The Company expressly understands that the Consultant has no fiduciary obligation to the Company or its subsidiaries, though it is party to contractual obligations described by the terms of this Agreement.

2. Term

This Agreement shall have a term of five (5) years and commence as of the effective date of this Agreement, unless earlier terminated in accordance with Section 7 or renewed by mutual agreement prior to the expiration of the Agreement ("Term").

3. Compensation and Expenses

(a) In lieu of cash and in consideration for the rendition of the Services, the Company shall issue to the Consultant an aggregate of 12,500,000 restricted shares of the Company’s common stock, $0.001 par value per share (“Consulting Shares”).

On the date hereof Consultant represents and warrants to the Company that:

(i)  Consultant has the requisite power and authority to enter into this Agreement. No consent, approval, or agreement of any individual or entity is required to be obtained by the Consultant in connection with the execution and performance by the Consultant of this Agreement or the execution and performance by the Consultant of any agreements, instruments or other obligations entered into in connection with this Agreement.

(ii)  The Consultant is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and the Consultant can bear the economic risk of accepting the Consulting Shares as compensation for rendition of the Services.

(b) The Consulting Shares shall bear a restrictive legend that will be eligible for removal on a pro rata basis on each anniversary of this Agreement over the Term (2,500,000 Consulting Shares per annum) as the shares are earned.

(c) The Consultant shall be solely responsible for any travel or other costs or expenses incurred in connection with the performance of the Services, except as pre-approved, and in no event shall the Company reimburse the Consultant for any such costs or expenses unless pre-approved in writing. The Company shall pay to Consultant invoiced amounts within thirty (30) days after the date of the receipt.

4. Termination/Claw Back of Consulting Shares

(a) The Company may terminate this Agreement upon written notice to the Consultant. In the event of termination pursuant to this clause, the Company shall pay the Consultant on the date of the termination of this Agreement any amounts then due and payable under this Agreement for Services completed up to and including the date of such termination. Unless the Company terminates this Agreement for Cause, the Company shall also upon termination of this Agreement pay for all Services that were to have been provided by the Consultant through the end of the Term. "Cause" shall be defined as any of the following: (i) breach of any substantial duty or obligation under this Agreement which is not cured within thirty (30) days after written notice is given to Consultant identifying the matter; (ii) Consultant's commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that adversely affects the business or affairs of the Company in a material manner; (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Consultant owes a duty of confidentiality as a result of its relationship with the Company; or (iv) any other material breach of this Agreement. In the event of termination of this Agreement for Cause, the Consultant shall forfeit any Consulting Shares that were granted to the Consultant as compensation under this Agreement, which have not been earned at the time of such termination. Additionally, the Company shall have the right to claw back any earned Consulting Shares that were granted to the Consultant within twelve (12) months prior to termination. Upon termination for Cause, the Company shall notify the Consultant in writing of its intent to implement this claw back provision. The Consultant shall have fifteen (15) days to deliver the affected Consulting Shares to the Company. If the Consultant fails to voluntarily comply with this claw back provision, the Company may take all necessary and appropriate actions to enforce this provision, including but not limited to legal proceedings. The exercise by the Company of its rights under this claw back provision shall not constitute a waiver of any other rights or remedies available to the Company under this Agreement or any applicable laws.

(b) Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, the Consultant shall promptly:

(i) deliver to the Company all materials, equipment, and other property of the Company provided by the Company for use by the Consultant;

(ii) deliver to the Company all tangible documents and other media of the Company, including any copies of such documents or other media;

(iii) permanently erase all Confidential Information in the Consultant's possession, including, but not limited to, erasing all Confidential Information from the Consultant's computer and phone systems.

(iv) deliver to the Company all materials and documents prepared by the Consultant in connection with, or as part of, the Services to be provided by the Consultant hereunder, to the extent not previously delivered to the Company.

5. Independent contractor status

(a) The parties agree that this Agreement creates an independent contractor relationship, not an employment relationship. The Consultant acknowledges and agrees that the Company will not provide the Consultant with any employee benefits, including without limitation any social security, unemployment, medical, or pension payments, and that income tax withholding is Consultant’s responsibility. In addition, the parties acknowledge that neither party has, nor shall be deemed to have, the authority to bind the other.

6. Indemnification

(a) Notwithstanding any other term of this Agreement, the Company shall indemnify, defend and hold harmless the Consultant, its company affiliates, current or future managers, officers and professional staff, employees, students and agents and their respective successors, heirs and assigns (“Indemnitees”), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out or resulting from (i) any fraud or misrepresentations by the Company, (ii) any material breach of any provision of this Agreement by the Company, or (iii) any gross negligence or willful misconduct by the Company (including, but not limited to, actions in the form of tort, warranty, or strict liability).

(b) Notwithstanding any other term of this Agreement, the Consultant shall indemnify, defend and hold harmless the Company, its corporate affiliates, current or future directors, officers and professional staff, employees, students and agents and their respective successors, heirs and assigns (“Indemnitees”), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out or resulting from (i) any fraud or misrepresentations by the Consultant, (ii) any material breach of any provision of this Agreement by the Consultant, or (iii) any gross negligence or willful misconduct by the Consultant (including, but not limited to, actions in the form of tort, warranty, or strict liability).

7. Confidential Information

(a) The parties acknowledge that in connection with Consultant’s Services, the Company and Consultant may disclose to each party confidential and proprietary information and trade secrets of the Company, and that Consultant may also create such information within the scope and in the course of performing the Services (hereinafter, subject to the exceptions below, “Confidential Information”). Such information may take the form of, for example: the Company and/or Consultant’s know-how; the Company and/or Consultant’s acquisition strategies and processes; marketing plans; past, present, and future business plans; or forecasts of sales and sales data. Notwithstanding the above, the Company acknowledges and agrees that none of the information described in this Paragraph 7 (except Confidential Information created by Consultant) will be considered Confidential Information for purposes of this Agreement, unless the information is disclosed to Consultant by the Company in writing and is clearly marked as confidential, or, where verbally disclosed to Consultant by the Company, is followed within thirty (30) days of such verbal disclosure by a writing from the Company confirming such disclosure and indicating that such disclosure is confidential.

(b) Subject to the terms and conditions of this Agreement, Consultant hereby agrees that during the term of this Agreement and for a period of three (3) years thereafter: (i) Consultant shall not publicly divulge, disseminate, publish or otherwise disclose any Company Confidential Information without the Company’s prior written consent, which consent shall not be unreasonably withheld; and (ii) Notwithstanding the above, the Company and Consultant acknowledge and agree that the obligations set out in this Paragraph 7 shall not apply to any portion of Company Confidential Information which:

(i) was at the time of disclosure to the Consultant part of the public domain by publication or otherwise; or

(ii) became part of the public domain after disclosure to the Consultant by publication or otherwise, except by breach of this Agreement; or

(iii) was already properly and lawfully in the Consultant’s possession at the time it was received from the Company; or

(iv) was or is lawfully received by the Consultant from a third party who was under no obligation of confidentiality with respect thereto; or

(v) was or is independently developed by the Consultant without reference to Company Confidential Information;

(vi) is required to be disclosed by law, regulation or judicial or administrative process; or

(c) Notwithstanding any other term of this Agreement, the Company agrees that it shall not disclose to the Consultant any information which is the Company Confidential Information: (i) except to the extent necessary for the Consultant to fulfill the Consultant’s obligations to the Company under this Agreement; or (ii) unless the Consultant has agreed in writing to accept such disclosure. All other information and communications between the Company and the Consultant shall be deemed to be provided to the Consultant by the Company on a non-confidential basis. The Company also agrees that the Consultant may share the terms of this Agreement on a confidential basis with its employees, legal and financial advisors, insurers and other third parties who have a legitimate need to know about them, and that the Consultant may disclose the existence and general nature of this consulting arrangement The Company further agrees that the Consultant shall not be liable to the Company or to any third party claiming by or through the Company for any unauthorized disclosure or use of the Company’s Confidential Information which occurs despite the Consultant’s compliance with the Consultant’s obligations under this Agreement.

8. Agency

No agency, employment, partnership, or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate, or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership, or joint venture relationship between the parties.

9. Governing Law, Jurisdiction, Venue and Attorney’s Fees

(a) This Agreement and all matters arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, without giving effect to conflict of law principles. EACH PARTY AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT SHALL BE INITIATED AND PROSECUTED IN THE COURTS HAVING PROPER SUBJECT-MATTER JURISDICTION LOCATED IN SALT LAKE COUNTY UTAH. EACH PARTY CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER.

(b) Any action or proceeding by either of the parties to enforce this Agreement shall be brought in any state court located in Salt Lake County, Utah. The parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

(c) Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the party or parties against whom enforcement was sought.

10.  Miscellaneous

(a) The Company shall not use the Consultant’s name or depiction, or the name, logos, trademarks, or depictions of any officer, director, employee, appointee, or any adaptation thereof, in any promotional, advertising or marketing literature, or in any other way without the prior written consent of the Consultant, or the individual, as appropriate. The Company may accurately state that the Consultant is a consultant to the Company, and list any Consultant-provided professional record, including their degrees and/or titles. The Consultant shall review any public relations statements written by the Company prior to publication.

(b) Any notice or other communication by one party to the other hereunder shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), or transmitted by facsimile, addressed as follows:

If to the Consultant:

Bondock, LLC.

1057 Whitney Ranch Drive, Suite 350

Henderson, Nevada 89014

Email: pintoventures@yahoo.com

Attn: Brian Lovig

If to the Company:

Arvana Inc.

299 Main Street, 13th Floor

Salt Lake City, Utah 84111

Email: ruairidh@arvana.us

Attn: Ruairidh Campbell

Such notices, requests or instructions shall be deemed received when given if delivered in person, within 48 hours if sent by email or courier, and within five (5) business days if sent by registered or certified airmail. Any of the above addresses may be changed to such other addresses as shall be designated by such party hereto by notice given as provided above to the other party hereto; provided, however, that any such notice of change of address shall be effective only upon receipt.

(c) This Agreement may be changed, amended, terminated, modified, extended, or superseded, or compliance with any term or condition hereof may be waived, only if agreed to in writing by the parties hereto, or in the case of a waiver, by the party waiving compliance. No waiver by either party hereto of any provision of this Agreement shall be deemed a waiver of any other provision hereof or a waiver of the same provision at any prior or subsequent time.

(d) No party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, except that a party may assign its rights under this Agreement and any agreements related hereto to an affiliate as long as such affiliate agrees to be bound by the terms of this Agreement. “Affiliate” shall mean with respect to any person, any person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person.

(e) If any provision hereof shall be determined to be invalid or unenforceable in any respect, that provision shall be deemed deleted, and the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible.

(f) This Agreement may be executed in two counterparts, both of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument. Signed copies of this Agreement transmitted by facsimile will be accepted by the parties, and the parties shall be entitled to rely upon such copies as though they bear original signatures.

(g) Each party hereto, upon the request of the other party, agrees to perform all further acts and assurances and execute, acknowledge, and deliver all documents and instruments which may be reasonably necessary, appropriate or desirable to carry out the provisions and intent of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

Bondock, LLC. /s/ Brian Lovig	Arvana Inc. /s/ Ruaiirdh Campbell
By: Brian Lovig	By: Ruairidh Campbell
Its: President/Member	Its: Chief Executive Officer
Date: May 9, 2024	Date: May 9, 2024

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EXHIBIT A

SERVICES

1. Market Analysis:

• Conducting thorough market research to identify viable locations for entertainment venues.

• Analyzing demographic data to ensure the target audience aligns with the entertainment providers' specialties.

2. Business Strategy Development:

• Developing and refining the business model to ensure it meets the current market demands and future trends.

• Crafting strategic plans that outline the steps required to launch and sustain the entertainment venues.

3. Site Selection and Evaluation:

• Assessing potential sites for suitability, including the evaluation of size, accessibility, local competition, and compliance with zoning laws.

• Negotiating lease agreements and terms with mall and outlet location owners.

4. Design and Planning:

• Collaborating with architects, designers, and planners to create a layout that maximizes the use of space while enhancing the visitor experience.

• Ensuring that designs comply with all applicable building codes and regulations.

5. Financial Analysis and Funding:

• Preparing financial forecasts and budgets.

• Identifying potential funding sources, including investors and loans, and presenting the business case to them.

6. Project Management:

• Overseeing the development and construction processes to ensure projects remain on schedule and within budget.

• Coordinating with contractors, vendors, and service providers.

7. Marketing and Promotion:

• Developing marketing strategies to attract both tenants (entertainment providers) and customers.

• Coordinating promotions, events, and launch activities to generate interest and foot traffic.

8. Liaison and Stakeholder Engagement:

• Acting as the primary point of contact between for all stakeholders, including entertainment providers, investors, and local government agencies.

• Regularly updating the stakeholders on project progress and addressing any concerns.

9. Regulatory Compliance:

• Ensuring all activities comply with local, state, and federal regulations.

• Managing any necessary permits and licenses for construction and operation.

10. Operational Planning and Management:

• Establishing operational guidelines for the venues to ensure smooth day-to-day functioning.

• Implementing management systems for ongoing operations, maintenance, and customer service.

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